                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
    Galanti           Niv                     quiring Statement
   _____________________________________      (Month/Day/Year)          Ampal-American Israel Corporation      Symbol = AMPL
   (Last)           (First)     (Middle)
   c/o Ampal-American Israel Corporation        05/16/01           5. Relationship of Reporting Persons    6. If Amendment,
   1177 Avenue of the Americas                                        to Issuer (Check all applicable)       Date of Original
   _____________________________________  3.  I.R.S. Identification                                            (Month/Day/Year)
                (Street)                      Number of Reporing       __ Director       __ 10% Owner
                                              Person, if an entity
   New York          New York      10038      (voluntary)              _X Officer (give  __ Other (specify  7. Individual or Joint/
   _____________________________________                                    title below)         below)        Group Filing (Check
   (City)            (State)     (Zip)                                  General Counsel, Secretary, Director   Applicable Line)
                                                                        of Business Development and Legal   _x_ Form filed by One
                                                                          Affairs                              Reporting Person

                                                                                                            __ Form filed by More
                                                                                                               than One Reporting
                                                                                                               Person
                                  Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)

None

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

None

Explanation of Responses:

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/ Niv Galanti               July 9, 2001
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ---------------------------    -------------
                                                                           **Signature of Reporting Person          Date
                                                                                      Niv Galanti

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number.